Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in the Registration Statement of Oculus Innovative Sciences, Inc. on Form S-8, (File No. 333-141017) of our report dated June 13, 2007, with respect to our audits of the consolidated financial statements of Oculus Innovative Sciences, Inc. and Subsidiaries as of March 31, 2007 and 2006 and for the each of the three years in the period ended March 31, 2007, which report is included in this Annual Report on Form 10-K of Oculus Innovative Sciences, Inc. for the year ended March 31, 2007.
/s/ Marcum & Kliegman LLP
Marcum & Kliegman llp
New York, New York
June 18, 2007